Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

EngageSmart, Inc.

Icefall Merger Sub, Inc.

Icefall Parent, LLC

Vista Equity Partners Fund VIII, L.P.

Vista Equity Partners Fund VIII-A, L.P.

Vista Equity Partners Fund VIII-B, SCSp

Vista Equity Partners Fund VIII GP, L.P.

VEPF VIII GP, LLC

Robert F. Smith

General Atlantic, L.P.

General Atlantic Partners 100, L.P.

General Atlantic Partners (Bermuda) EU, L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

GAP Coinvestments V, LLC

GAP Coinvestments CDA, L.P.

General Atlantic (SPV) GP, LLC

General Atlantic GenPar (Bermuda), L.P.

General Atlantic GenPar, L.P.

GAP (Bermuda) L.P.

General Atlantic (IC), L.P.

General Atlantic (IC) SPV, L.P.

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$4,057,869,251.32	(1)	0.00014760	$598,941.50	(2)

Fees Previously Paid	$0			$0

Total Transaction Valuation	$4,057,869,251.32

Total Fees Due for Filing				$598,941.50

Total Fees Previously Paid				$0

Total Fee Offsets				$598,941.50	(3)

Net Fee Due				$0

(1)

Aggregate number of securities to which transaction applies: As of November 6, 2023, the maximum number of shares of EngageSmart, Inc.’s common stock to which this transaction applies is estimated to be 177,167,729, which consists of (1) 168,117,319 shares of common stock entitled to receive the per share merger consideration of $23.00; (2) 3,292,348 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $23.00 minus any applicable exercise price; (3) 3,669,965 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $23.00; and (4) 2,088,097 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of November 6, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 168,117,319 shares of common stock and the per share merger consideration of $23.00; (2) the product of 3,292,348 shares of common stock underlying stock options and $17.84 (which is the difference between the per share merger consideration of $23.00 and the weighted average exercise price of $5.16); (3) the product of 3,669,965 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $23.00; and (4) the product of 2,088,097 shares of common stock reserved for issuance pursuant to the employee stock purchase plan and the per share merger consideration of $23.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00014760.

(3)	EngageSmart, Inc. previously paid $598,941.50 upon the filing of its Preliminary Proxy Statement on Schedule 14A on November 20, 2023 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Schedule 14A	001-40835	November 20, 2023		$598,941.50

Fee Offset Sources	EngageSmart, Inc.	Schedule 14A	001-40835		November 20, 2023		$598,941.50(3)